Exhibit 10.1
AMENDMENT TO THE
WHITNEY HOLDING CORPORATION
AMENDED AND RESTATED 2001 DIRECTORS’ COMPENSATION PLAN

This amendment to the Whitney Holding Corporation Amended and Restated 2001 Directors’ Compensation Plan (the “Plan”) is made and entered into this 23rd day of July 2008 by Whitney Holding Corporation (the “Company”).

Pursuant to a resolution of the Board of Directors of the Company, in accordance with Section 14.2 of the Plan, the Plan is hereby amended as follows:

1.	By deleting Section 5.2 in its entirety and replacing it with the following:

“5.2 Number of Shares. The number of shares of Common Stock transferred by the Company to each Eligible Director for receipt or deferral hereunder as of each Stock Transfer Date shall be the number of whole shares of Common Stock equal to A divided by B, where:

A = the dollar value of $30,000; and
B = the Fair Market Value per share of Common Stock on the Stock Transfer Date.

In determining the number of shares of Common Stock, any fraction of a share will be rounded up to the next whole number of shares. The amount of Common Stock shall be subject to adjustment, from time to time, as provided in Section 3.4 hereof.”

2.	By deleting Section 6.2 in its entirety and replacing it with the following:

“6.2 Grant of Options. Effective as of August 1, 2008, the Plan is amended to eliminate automatic annual grants of Options to Eligible Directors.”

* * * * * * * * *

This amendment shall be construed in all respects in accordance with, and governed by, the laws of the State of Louisiana.  Except as specifically set forth herein, the terms of the Plan shall remain in full force and effect as prior to this Amendment.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer as of the date first above written.

WHITNEY HOLDING CORPORATION

By:	___________________________
Name:	John C. Hope, III
Title:	Chairman of the Board & Chief Executive Officer